UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 31, 2017
(Date of Earliest Event Reported)

LINCOLN EDUCATIONAL SERVICES CORPORATION
(Exact Name of Registrant as Specified in Charter)

New Jersey	000-51371	57-1150621
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Executive Drive, Suite 340, West Orange, New Jersey 07052

(Address of Principal Executive Offices)   (Zip Code)

Registrant’s telephone number, including area code: (973) 736-9340

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 31, 2017, Lincoln Educational Services Corporation (the “Company”) and its wholly-owned subsidiaries (collectively with the Company, the “Borrowers”) entered into a secured revolving credit agreement (the “Credit Agreement”) with Sterling National Bank (the “Bank”) pursuant to which the Borrowers obtained a credit facility in the aggregate principal amount of up to $55 million (the “Credit Facility”).  The Credit Facility replaces a term loan facility (the “Prior Credit Facility”) from a lender group led by HPF Service, LLC, which was repaid and terminated concurrently with the effectiveness of the Credit Facility.  The term of the Credit Facility is 38 months, maturing on May 31, 2020.

The Credit Facility is secured by a first priority lien in favor of the Bank on substantially all of the personal property owned by the Borrowers as well as mortgages on four parcels of real property owned by the Borrowers in Connecticut, Colorado, Tennessee and Texas at which four of the Borrowers’ schools are located.  The Credit Facility consists of (a) a $30 million loan facility (“Facility 1”), which is comprised of a $25 million revolving loan designated as “Tranche A” and a $5 million non-revolving loan designated as “Tranche B” and (b) a $25 million revolving loan facility (“Facility 2”), which includes a sublimit amount for letters of credit of $10 million.

At the closing, the Borrowers drew $25 million under Tranche A of Facility 1, which, pursuant to the terms of the Credit Agreement, was used to repay the Prior Credit Facility and to pay transaction costs associated with closing the Credit Facility.  After the disbursements of such amounts, the Company retained approximately $1.832 million of the borrowed amount for working capital purposes.

Also, at closing, $5 million was drawn under Tranche B and, pursuant to the terms of the Credit Agreement, was deposited into an interest-bearing pledged account (the “Pledged Account”) in the name of the Company maintained at the Bank in order to secure payment obligations of the Borrowers with respect to the potential costs of remediation of any environmental contamination discovered at certain of the mortgaged properties upon completion of environmental studies undertaken at such properties.  Pursuant to the terms of the Credit Agreement, funds will be released from the Pledged Account upon request by the Company to reimburse the Borrowers for costs incurred for environmental remediation, if required.  Upon the completion of any such environmental remediation or upon determination that no environmental remediation is necessary, funds remaining in the Pledged Account will be released from the Pledged Account and applied to the outstanding principal balance of Tranche B and availability under Tranche B will be permanently reduced to zero and, accordingly, the maximum principal amount of Facility 1 will be permanently reduced to $25 million.

Pursuant to the terms of the Credit Agreement, all draws under Facility 2 for letters of credit or revolving loans must be secured by cash collateral in an amount equal to 100% of the aggregate stated amount of the letters of credit issued and revolving loans outstanding through draws from Facility 1 or other available cash of the Company.

Accrued interest on each revolving loan will be payable monthly in arrears.  Revolving loans under Tranche A of Facility 1 will bear interest at a rate per annum equal to the greater of (x) the Bank’s prime rate plus 2.50% and (y) 6.00%.  The amount borrowed under Tranche B of Facility 1 and revolving loans under Facility 2 will bear interest at a rate per annum equal to the greater of (x) the Bank’s prime rate and (y) 3.50%.

Each issuance of a letter of credit under Facility 2 will require the payment of a letter of credit fee to the Bank equal to a rate per annum of 1.75% on the daily amount available to be drawn under the letter of credit, which fee shall be payable in quarterly installments in arrears.  Letters of credit totaling $6,186,906 that were outstanding under a $9.5 million letter of credit facility previously provided to the Borrowers by the Bank, which letter of credit facility was set to mature on April 1, 2017, are treated as letters of credit under Facility 2.

Under the terms of the Credit Agreement, the Bank receives an unused facility fee on the average daily unused balance of Facility 1 at a rate per annum equal to 0.50%, which fee is payable quarterly in arrears and, in the event that the Borrowers terminate the Credit Facility or refinance with another lender within 18 months of closing, the Borrowers shall be required to pay the Bank a breakage fee of $500,000.

In addition to the foregoing, the Credit Agreement contains customary representations, warranties and affirmative and negative covenants (including financial covenants that (i) restrict capital expenditures, (ii) prohibit the incurrence of a net loss commencing December 31, 2018, (iii) require a minimum adjusted EBITDA, (iv) require a minimum tangible net worth and (v) require the maintenance of a minimum quarterly average aggregate balance on deposit with the Bank, which, if not maintained, will result in the assessment of a quarterly fee of $12,500, as well as events of default customary for facilities of this type.

In connection with the Credit Agreement, the Borrowers paid the Bank an origination fee in the amount of $250,000 and other fees and reimbursements that are customary for facilities of this type.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

Upon entry into the Credit Agreement described in Item 1.01 of this Current Report on Form 8-K, the Borrowers terminated the agreement among the Borrowers, the lenders party thereto and HPF Service, LLC, as administrative agent for the lenders dated July 31, 2015 and subsequently amended memorializing the Prior Credit Facility .  The Borrowers incurred an early termination premium of approximately $1.763 million in connection with the termination of the Prior Credit Facility.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01.	Other Events

On April 6, 2017, the Company issued a press release pursuant to which it announced that it had entered into the Credit Facility.  A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit	Description

10.1	Credit Agreement dated as of March 31, 2017 among Lincoln Educational Services Corporation and its subsidiaries and Sterling National Bank

99.1	Press Release dated April 6, 2017 issued by Lincoln Educational Services Corporation announcing the closing of a credit facility with Sterling National Bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 6, 2017

LINCOLN EDUCATIONAL SERVICES CORPORATION

	By:	/s/ Scott M. Shaw
Name: Scott M. Shaw
Title: Chief Executive Officer and President